EXHIBIT 99.1

Press Release

Contact:     David Radulski                    Carol Parker Trott
Investor Relations                Media Relations
(203) 964-3470                    (441) 294-7290

XL Group plc Announces First Quarter 2016 Results

•	Operating net income[1] of $103.4 million, or $0.35 per share, for the quarter on a fully diluted basis

•
Net income attributable to ordinary shareholders, and net income attributable to ordinary shareholders excluding the impact of the GreyCastle Life Retro Arrangements,[2] of $21.9 million and $104.3 million, respectively, for the quarter

•	P&C combined ratio of 92.5% for the quarter compared to 88.9% in the prior year quarter

•	Natural catastrophe pre-tax losses net of reinsurance and reinstatement premiums in the quarter of $52.8 million, compared to $14.7 million in the prior year quarter

•	Integration costs related to the combination with Catlin Group Limited ("Catlin") totaled approximately $55.0 million in the quarter

•
Earnings in the quarter from affiliates were $8.1 million, compared to $58.0 million in the prior year quarter, due primarily to the impact of continuing market volatility on the portfolio and the sale of ARX Holding Corp. in Q2 2015

•	Fully diluted tangible book value per ordinary share[4] of $32.62 at March 31, 2016, an increase of $1.10, or 3.5%, from December 31, 2015

•	Share buybacks totaled approximately 10.0 million shares or $355.1 million during the quarter

•
Annualized operating return on average ordinary shareholders' equity[3] excluding and including average unrealized gains and losses on investments was 3.9% and 3.5% respectively. Excluding integration costs these return rates would be 5.9% and 5.4%, respectively

_______________________
1Defined as net income (loss) attributable to ordinary shareholders excluding: (1) our net investment income - Life Funds Withheld Assets (defined below), net of tax, (2) our net realized (gains) losses on investments sold - excluding Life Funds Withheld Assets, net of tax, (3) our net realized (gains) losses on investments sold (including OTTI) and net unrealized (gains) losses on investments, Trading - Life Funds Withheld Assets, (4) our net realized and unrealized (gains) losses on derivatives, net of tax, (5) our net realized and unrealized (gains) losses on life retrocession embedded derivative and derivative instruments - Life Funds Withheld Assets, (6) our share of items (2) and (4) for XL Group plc ("XL")'s insurance company affiliates for the periods presented, (7) our foreign exchange (gains) losses, net of tax, and (8) our expenses related to the Catlin acquisition,

EXHIBIT 99.1

net of tax. “Operating net income”, “annualized operating return on average ordinary shareholders' equity" and "annualized operating return on average ordinary shareholders' equity excluding average unrealized gains and losses on investments" are non-GAAP financial measures. See the schedule entitled “Reconciliation” on page 8 of this press release for a reconciliation of “operating net income” to net income (loss) attributable to ordinary shareholders and the calculation of “annualized operating return on average ordinary shareholders' equity" and "annualized operating return on average ordinary shareholders' equity excluding average unrealized gains and losses on investments", both of which are based on operating net income.
2On May 1, 2014, our wholly-owned subsidiary, XL Insurance (Bermuda) Ltd (“XLIB”), entered into a sale and purchase agreement with GreyCastle Holdings Ltd. (“GreyCastle”) providing for the sale of 100% of the common shares of XLIB's wholly-owned subsidiary, XLLR, for $570 million in cash. This transaction was completed on May 30, 2014. As a result of the transaction, we have ceded the majority of our life reinsurance business to XLLR via 100% quota share reinsurance (the "GreyCastle Life Retro Arrangements"). The designated investments that support the GreyCastle Life Retro Arrangements, which are written on a funds withheld basis ("Life Funds Withheld Assets"), are included within "Total investments available for sale" and "Fixed maturities, trading at fair value" on our balance sheet. Investment results for these assets - including interest income, unrealized gains and losses, and gains and losses from sales - are passed directly to the reinsurer pursuant to a contractual arrangement that is accounted for as a derivative. Changes in the fair value of the embedded derivative associated with these GreyCastle Life Retro Arrangements are grouped within "Contribution from GreyCastle Life Retro Arrangements" in the schedule entitled "Reconciliation" on page 8 of this press release. Net income attributable to ordinary shareholders excluding the impact of the GreyCastle Life Retro Arrangements is a non-GAAP financial measure.
3Ordinary shareholders' equity is defined as total shareholders' equity less non-controlling interest in equity of consolidated subsidiaries.
4 Book value per ordinary share, fully diluted book value per ordinary share and fully diluted tangible book value per ordinary share are non-GAAP financial measures. Fully diluted book value per ordinary share represents book value per ordinary share (total shareholders' equity less non-controlling interest in equity of consolidated subsidiaries, divided by the number of outstanding ordinary shares at any period end) combined with the dilutive impact of potential future share issuances at any period end. Fully diluted tangible book value per ordinary share is calculated in the same manner as fully diluted book value per ordinary share except that goodwill and intangible assets are excluded from ordinary shareholders' equity. XL believes that fully diluted tangible book value per ordinary share is a financial measure important to investors and other interested parties who benefit from having a consistent basis for comparison with other companies within the industry. However, this measure may not be comparable to similarly titled measures used by companies either outside or inside of the insurance industry.

Dublin, Ireland – April 27, 2016 – XL Group plc (“XL” or the “Company”) (NYSE: XL) today reported its first quarter results.

Commenting on the Company’s performance, Chief Executive Officer Mike McGavick said:

“XL Catlin navigated the challenging conditions of the first quarter, producing good underlying results while maintaining our focus on bottom-line underwriting and top-line discipline. This translated to a solid 92.5% P&C combined ratio while we grew our tangible book value per share and increased our share buybacks to approximately 10.0 million shares or $355.1 million. While we see difficult market conditions continuing in the near-term,  we firmly believe our focus on the bottom-line is the right long-term strategy and that we remain very well positioned. Near the one year anniversary of XL Catlin, we continue to exceed all of our integration targets and are seeing new opportunities aligned with our global reach and market relevance.”

Highlights
Three Months Ended March 31
(U.S. dollars in thousands, except per share amounts)
	Three Months Ended March 31,
	(Unaudited)
		(Note 1)
	2016	2015
Operating net income (loss)	$103,388	$194,376
Per ordinary share-fully diluted	$0.35	$0.75

Net income (loss) attributable to ordinary shareholders	$21,885	$36,281
Per ordinary share-fully diluted	$0.07	$0.14

Note 1: The Company's results for the three months ended March 31, 2015 do not include those of Catlin Group Limited, acquired on May 1, 2015

•
Operating net income of $103.4 million for the quarter decreased compared to operating net income of $194.4 million in the prior year quarter. The current quarter includes approximately $55.0 million in integration costs as well as $52.8 million in natural catastrophe losses compared to $14.7 million in natural catastrophe losses in the prior year quarter.

•
Net income from affiliates was $8.1 million for the quarter, compared to net income of $58.0 million in the prior year quarter. This decrease was driven primarily by our hedge fund affiliates where equity and credit market volatility fed through to returns.

•
Net investment income for the quarter was $205.9 million, compared to $208.5 million in the prior year quarter and $215.5 million in the fourth quarter of 2015. Net investment income excluding the Life Funds Withheld Assets for the quarter was $164.3 million, compared to $158.1 million in the prior year quarter and $171.9 million in the fourth quarter of 2015.

•
Excluding Catlin related transaction and integration costs, ongoing operating expenses were 46.1% higher than the prior year quarter primarily due to our increased scale as a result of the Catlin acquisition. However, overall run rate expenses for the quarter continue to indicate that synergy savings are being achieved in line with or ahead of expectations.

•	Net income (loss) attributable to ordinary shareholders of $21.9 million for the quarter decreased compared to $36.3 million in the prior year quarter.

•	Income tax expense for the quarter of $22.3 million represents an operating effective tax rate of approximately 11% combined with certain taxes on non-operating marked to market movements.

•
Fully diluted tangible book value per ordinary share increased by $1.10 from the prior quarter to $32.62, driven by the increase in our unrealized gains on investments combined with share buybacks and net income and partially offset by payment of dividends.

•
Share buybacks totaled approximately 10.0 million shares or $355.1 million during the quarter, compared to none in the prior year quarter. At March 31, 2016, $348.2 million of ordinary shares remained available for purchase under our share buyback program.

P&C Operations
Three Months Ended March 31
(U.S. dollars in thousands)
	Three Months Ended March 31,
	(Unaudited)
		(Note 1)
	2016	2015
Gross premiums written	$4,359,315	$2,480,409
Net premiums written	$3,061,595	$1,836,743
Net premiums earned	$2,351,446	$1,319,494

Underwriting profit (loss)	$175,489	$146,836

Loss ratio	58.8%	58.3%
Underwriting expense ratio	33.7%	30.6%
Combined ratio	92.5%	88.9%

Note 1: The Company's results for the three months ended March 31, 2015 do not include those of Catlin Group Limited, acquired on May 1, 2015

•	P&C gross premiums written (“GPW”) in the first quarter increased 75.7% compared to the prior year quarter as a result of the combination with Catlin.

•
The Insurance segment GPW increased 51.3% from the prior year quarter primarily due to the combination with Catlin.  More generally, continued new business growth was offset by adverse foreign exchange impacts, continued rate pressures and selected discontinued lines.

•
The Reinsurance segment GPW also increased by 124.7% from the prior year quarter. The increase was primarily due to the combination with Catlin. In addition, the segment wrote significant new business across all regions, in particular EMEA.

•	P&C net premiums earned (“NPE”) in the first quarter of $2.4 billion were comprised of $1.59 billion from the Insurance segment and $757.6 million from the Reinsurance segment.

•
The P&C loss ratio in the current quarter was 0.5 percentage points higher than in the prior year quarter. Included in the P&C loss ratio was favorable development of $43.4 million compared to $48.5 million in the prior year quarter. The P&C loss ratio variance was impacted by natural catastrophe pre-tax losses net of reinsurance and reinstatement premiums of $52.8 million, compared to $14.7 million in the prior year quarter. Excluding prior year development and natural catastrophe losses, the first quarter P&C loss ratio was 2.5 percentage points lower than the prior year quarter driven by the mix of business following the Catlin acquisition.

•
The P&C combined ratio excluding prior year development and the impact of natural catastrophe losses for the quarter was 92.1%, compared to 91.4% for the prior year quarter. The Insurance segment combined ratio on this basis was 95.0% for the quarter compared to 93.2% for the prior year quarter, while the Reinsurance segment combined ratio on this basis was 86.2% for the quarter compared to 86.6% for the prior year quarter. Overall lower loss ratios on this basis combined with lower operating expenses were offset by higher net acquisition costs.

Further details of the results for the quarter may be found in the Company’s Financial Supplement, which is dated April 27, 2016 and is available on the Investor Relations section of XL's website.

A conference call to discuss the Company’s results will be held at 5:00 p.m. Eastern Time on Wednesday, April 27, 2016. The conference call can be accessed through a listen-only dial-in number or through a live webcast. To listen to the conference call, please dial (210) 795-0624 or (866) 617-1526: Passcode: “XL GLOBAL”. The webcast will be available at www.xlcatlin.com and will be archived on the website from approximately 9:00 p.m. Eastern Time on April 27, 2016, until approximately midnight Eastern Time on May 27, 2016. A telephone replay of the conference call will also be available beginning at approximately 9:00 p.m. Eastern Time on April 27, 2016, until approximately midnight Eastern Time on May 27, 2016, by dialing (203) 369-1164 or (866) 448-2568. The following password will be required: 42716.

About XL Group plc
XL Group plc (NYSE: XL), through its subsidiaries and under the "XL Catlin" brand, is a global insurance and reinsurance company providing property, casualty and specialty products to industrial, commercial and professional firms, insurance companies and other enterprises throughout the world. Clients look to XL Catlin for answers to their most complex risks and to help move their world forward. To learn more, visit www.xlcatlin.com.

This press release contains forward-looking statements. Statements that are not historical facts, including statements about XL’s beliefs, plans or expectations, are forward-looking statements. These statements are based on current plans, estimates and expectations, all of which involve risk and uncertainty. Statements that include the words “expect,” “estimate,” “intend,” “plan,” “believe,” “project,” “anticipate,” “may,” "could," or "would" and similar statements of a future or forward-looking nature identify forward-looking statements. Actual results may differ materially from those included in such forward-looking statements and therefore you should not place undue reliance on them. A non-exclusive list of the important factors that could cause actual results to differ materially from those in such forward-looking statements includes (a) the continuation of downward trends in rates for property and casualty insurance and reinsurance; (b) changes in the size of our claims relating to unpredictable natural or man-made catastrophe losses due to the preliminary nature of some reports and estimates of loss and damage to date; (c) changes in the amount or type of business that we write, whether due to our actions, changes in market conditions or other factors, and the amount of premium attributable to such business; (d) the availability, cost or quality of ceded reinsurance, and the timely and full recoverability of such reinsurance, or other amounts due to us, or changes to our projections related to such recoverables; (e) actual loss experience from insured or reinsured events and the timing of claims payments being faster or the receipt of reinsurance recoverables being slower than we anticipated; (f) increased competition on the basis of pricing, capacity, coverage terms or other factors, such as the increased inflow of third party capital into reinsurance markets, which could harm our ability to maintain or increase its business volumes or profitability; (g) greater frequency or severity of claims and loss activity than our underwriting, reserving or investment practices anticipate based on historical experience or industry data; (h) the impact of changes in the global financial markets, such as the effects of inflation on our business, including on pricing and reserving, changes in interest rates, credit spreads, foreign currency exchange rates and future volatility in the world’s credit, financial and capital markets that adversely affect the performance and valuation of our investments, future financing activities and access to such markets, our ability to pay claims or general financial condition; (i) our ability to successfully implement its business strategy; (j) our ability to successfully attract and raise additional third party capital for existing or new investment vehicles; (k) changes in credit ratings and rating agency policies or practices, which could trigger cancelation provisions in our assumed reinsurance agreements or an event of default under our credit facilities; (l) the potential for changes to methodologies, estimations and assumptions that underlie the valuation of our financial instruments that could result in changes to investment valuations; (m) changes to our assessment as to whether it is more likely than not that we will be required to sell, or have the intent to sell, available-for-sale debt securities before their anticipated recovery; (n) unanticipated constraints on our liquidity, including the availability of borrowings and letters of credit under credit facilities; (o) the ability of our subsidiaries to pay dividends to XL Group plc, XLIT Ltd. and Catlin Insurance Company Ltd; (p) changes in regulators or regulation applicable to us, including as a result of the completion of our proposed redomestication from Ireland to Bermuda, such as changes in regulatory capital balances that our operating subsidiaries must maintain, or to our brokers or customers; (q) the effects of business disruption, economic contraction or economic sanctions due to global political and social conditions such as war, terrorism or other hostilities, or pandemics; (r) the actual amount of new and renewal business and acceptance of our products and services, including new products and services and the materialization of risks related to such products and services; (s) changes in the distribution or placement of risks due to increased consolidation of insurance and reinsurance brokers; (t) bankruptcies or other financial concerns of companies insofar as they affect P&C insurance and reinsurance coverages or claims that we may have as a counterparty; (u) the loss of key personnel; (v) the effects of mergers, acquisitions and divestitures, including our ability to modify our internal controls over financial reporting, changes to our risk appetite and our ability realize the value or benefits expected, in each case, as a result of such transactions; (w) changes in general economic conditions, including the impact of the withdrawal of the UK from the EU, should it occur, new or continued sovereign debt concerns in Euro-Zone countries or emerging markets such as Brazil or China, or governmental actions for the purposes of stabilizing financial markets; (x) changes in applicable tax laws, tax treaties or tax regulations or the interpretation or enforcement thereof; (y) judicial decisions and rulings, new theories of liability or emerging claims coverage issues, legal tactics and settlement terms; and (z) the other factors set forth in our reports on Form 10-K and Form 10-Q and other documents on file with the Securities and Exchange Commission. XL undertakes no obligation to update publicly or revise any forward looking statement, whether as a result of new information, future developments or otherwise, except as required by the federal securities laws.
XL intends to use its website as a means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD. Such disclosures will be included on the website in the Investor Relations section. Accordingly, investors should monitor such portions of XL's website, in addition to following its press releases, SEC filings and public conference calls and webcasts.

XL Group plc
SUMMARY CONSOLIDATED FINANCIAL DATA
(U.S. dollars in thousands)

	Three Months Ended
Adjusted Income statement and other data (Note 1):	March 31,
	(Unaudited)
		(Note 2)
	2016	2015
Adjusted Revenues (Note 1):
Net premiums written	$3,064,759	$1,851,249

Net premiums earned	$2,354,610	$1,334,000

Net investment income - excluding Life Funds Withheld Assets (Note 1)	164,326	158,094
Net realized gains (losses) on investments sold - excluding Life Funds Withheld Assets (Note 1)	(8,416)	4,602
Net realized and unrealized (losses) gains on derivative instruments	(3,622)	16,521
Income (loss) from investment fund affiliates	(4,579)	35,329
Fee income and other	8,262	4,728
Total adjusted revenues	$2,510,581	$1,553,274

Adjusted Expenses (Note 1):
Net losses and loss expenses incurred - P&C operations	$1,382,485	$769,827
Claims and policy benefits - run-off Life operations	4,937	19,387
Acquisition costs	403,267	153,696
Operating expenses	515,235	324,358
Exchange (gains) losses	(22,700)	31,074
Interest expense	52,303	51,438
Total adjusted expenses	$2,335,527	$1,349,780

Income (loss) before income tax, income (loss) from operating affiliates, and GreyCastle Life Retro Arrangements (Note 1)	$175,054	$203,494

Net income (loss) from operating affiliates	12,650	22,668
Provision (benefit) for income tax (Note 1)	22,295	24,218

Net income (loss) before GreyCastle Life Retro Arrangements (Notes 1 and 3)	165,409	201,944

Contribution from GreyCastle Life Retro Arrangements (Note 1)	(82,381)	(128,273)

Net income (loss)	83,028	73,671

Non-controlling interests	61,143	37,390

Net income (loss) attributable to ordinary shareholders	21,885	36,281

Other comprehensive income - Contribution from GreyCastle Life Retro Arrangements (Note 1)	82,381	128,273
Other comprehensive income - P&C, Corporate and Other	325,560	92,439

Comprehensive Income	$429,826	$256,993

Note 1: This presentation includes non-GAAP financial measures, as income and expense items related to the GreyCastle Life Retro Arrangements are excluded from revenues and expenses and shown above in "Contribution from GreyCastle Life Retro Arrangements". Investment results for the Life Funds Withheld Assets - including interest income, unrealized gains and losses, and gains and losses from sales - are passed directly to the reinsurer pursuant to a contractual arrangement which is accounted for as a derivative. Changes in the fair value of the embedded derivative associated with these GreyCastle Life Retro Arrangements are also grouped above within "Contribution from GreyCastle Life Retro Arrangements".

Note 2: The Company's results for the three months ended March 31, 2015 do not include those of Catlin acquired, on May 1, 2015.
Note 3: "Net income (loss) before GreyCastle Life Retro Arrangements" less "Non-controlling interests" is equal to "Net income (loss) attributable to ordinary shareholders excluding Contribution from GreyCastle Life Retro Arrangements" reported on page 8.

XL Group plc
SUMMARY CONSOLIDATED FINANCIAL DATA

Selected balance sheet data:
(U.S. dollars in thousands except share and per share amounts)	At	At
	March 31, 2016	December 31, 2015
	(Unaudited)	(Note 1)
Total investments available for sale	$33,843,284	$33,753,898
Cash and cash equivalents	2,820,897	3,256,236
Investments in affiliates	1,953,711	1,708,899
Unpaid losses and loss expenses recoverable	5,374,602	5,262,706
Goodwill and other intangible assets	2,233,597	2,210,266
Total assets	60,645,691	58,682,938

Unpaid losses and loss expenses	25,913,485	25,439,744
Deposit liabilities	1,170,595	1,168,376
Future policy benefit reserves	4,020,602	4,163,500
Funds withheld liability on GreyCastle Life Retro Arrangements, net of future policy benefit reserves recoverable	998,391	914,629
Unearned premiums	8,217,540	7,043,358
Notes payable and debt	2,653,895	2,644,970

Total shareholders’ equity	13,667,718	13,654,463
Ordinary shareholders' equity	11,688,744	11,677,079
Ordinary shares outstanding (Note 2)	286,312,517	294,783,992

Basic book value per ordinary share (Note 3)	$40.83	$39.61
Fully diluted book value per ordinary share (Note 3)	$40.33	$38.87
Fully diluted tangible book value per ordinary share (Note 3)	$32.62	$31.52

Note 1: Certain items have been reclassified to conform to the current period presentation.

Note 2: Ordinary shares outstanding include all ordinary shares issued and outstanding (as disclosed on the face of the balance sheet) as well as all director share units outstanding.

Note 3: Book value per ordinary share, fully diluted book value per ordinary share and fully diluted tangible book value per ordinary share are non-GAAP financial measures. Fully diluted book value per ordinary share represents book value per ordinary share (total shareholders’ equity less non-controlling interest in equity of consolidated subsidiaries, divided by the number of outstanding ordinary shares at any period end) combined with the dilutive impact of potential future share issuances at any period end. Fully diluted tangible book value per ordinary share is calculated in the same manner as fully diluted book value per ordinary share except that goodwill and intangible assets are excluded from ordinary shareholders’ equity.

XL Group plc
RECONCILIATION

The following is a reconciliation of XL’s net income (loss) attributable to ordinary shareholders to operating net income (loss) (Note 4) and also includes the calculation of annualized return on average ordinary shareholders’ equity and annualized return on average ordinary shareholders’ equity excluding average unrealized gains and losses on investments, in each case based on operating net income (loss) for the three months ended March 31, 2016 and 2015.

(U.S. dollars in thousands except share and per share amounts)	Three Months Ended
	March 31,
	(Unaudited)
		(Note1 and 2)
	2016	2015
Net income (loss) attributable to ordinary shareholders	$21,885	$36,281
Net realized and unrealized (gains) losses on life retrocession embedded derivative and derivative instruments - Life Funds Withheld Assets	236,080	229,367
Net realized (gains) losses on investments and net unrealized (gains) losses on investments, Trading - Life Funds Withheld Assets	(101,166)	(48,289)
Net investment income - Life Funds Withheld Assets	(41,560)	(50,419)
Foreign exchange revaluation (gains) losses on and other income and expense items related to Life Funds Withheld Assets	(10,973)	(2,386)
Net income (loss) attributable to ordinary shareholders excluding Contribution from GreyCastle Life Retro Arrangements (Note 3)	$104,266	$164,554
Net realized (gains) losses on investments sold - excluding Life Funds Withheld Assets, net of tax	9,949	(4,518)
Net realized and unrealized (gains) losses on derivatives, net of tax	3,679	(16,521)
Net realized and unrealized (gains) losses on investments and derivatives related to the Company's insurance company affiliates, net of tax	413	658
Exchange (gains) losses, net of tax	(14,919)	24,739
Expenses related to Catlin acquisition	—	25,464
Operating net income (loss) (Note 4)	$103,388	$194,376
Per ordinary share results: (Note 5)
Net income (loss) attributable to ordinary shareholders	$0.07	$0.14
Operating net income (loss) (Note 4)	$0.35	$0.75
Weighted average ordinary shares outstanding:
Basic	291,968,575	255,723,731
Diluted - Net income	296,665,595	260,703,815
Diluted - Operating net income	296,665,595	260,703,815
Return on ordinary shareholders' equity:
Closing ordinary shareholders' equity (Note 6)	11,688,744	10,244,057
Closing unrealized (gain) loss on investments, net of tax (Note 7)	$(1,171,060)	$(1,697,606)
Average ordinary shareholders' equity excluding average unrealized gains (losses) on investments, net of tax (Note 5)	$10,724,586	$8,533,067
Average ordinary shareholders' equity (Note 6)	$11,682,912	$10,138,904
Operating net income (loss) (Note 4)	$103,388	$194,376
Annualized operating net income (loss) (Note 4)	$413,552	$777,504
Annualized operating return on average ordinary shareholders' equity (Notes 4 and 6)	3.5%	7.7%
Annualized operating return on average ordinary shareholders' equity excluding average unrealized gains and losses on investments (Notes 4 and 6)	3.9%	9.1%

Note 1: Certain amounts have been reclassified to conform to the current period presentation.
Note 2: The Company's results for the three months ended March 31, 2015 do not include those of Catlin acquired, on May 1, 2015.
Note 3: Investment results for the Life Funds Withheld Assets - including interest income, unrealized gains and losses, and gains and losses from sales - are passed directly to the reinsurer pursuant to a contractual arrangement which is accounted for as a derivative. Changes in the fair value of the embedded derivative associated with these GreyCastle Life Retro Arrangements are grouped within "Net realized and unrealized (gains) losses on life retrocession embedded derivative and derivative instruments - Life Funds Withheld Assets" in the reconciliation above.

Note 4: Defined as net income (loss) attributable to ordinary shareholders excluding: (1) our net investment income - Life Funds Withheld Assets, net of tax, (2) our net realized (gains) losses on investments sold - excluding Life Funds Withheld Assets, net of tax, (3) our net realized (gains) losses on investments sold (including OTTI) and net unrealized (gains) losses on investments, Trading - Life Funds Withheld Assets, (4) our net realized and unrealized (gains) losses on derivatives, net of tax, (5) our net realized and unrealized (gains) losses on life retrocession embedded derivative and derivative instruments - Life Funds Withheld Assets, (6) our share of items (2) and (4) for XL's insurance company affiliates for the periods presented and (7) our foreign exchange (gains) losses, net of tax, and (8) our expenses related to the Catlin acquisition, net of tax. In addition to presenting net income (loss), we believe that showing "operating net income (loss)", "annualized operating return on average ordinary shareholders' equity" and "annualized operating return on average ordinary shareholders' equity excluding average unrealized gains and losses on investments" enables investors and other users of our financial information to analyze our performance in a manner similar to how we analyze our performance. In this regard, we believe that providing only a GAAP presentation of net income (loss) would make it more difficult for users of our financial information to evaluate our underlying business. We also believe that equity analysts and certain rating agencies that follow us (and the insurance industry as a whole) exclude these items from their analyses for the same reasons, and they request that we provide this non-GAAP financial information on a regular basis. A reconciliation of our net income (loss) attributable to ordinary shareholders to operating net income (loss) is provided above.

Note 5: Diluted weighted average number of ordinary shares outstanding is used to calculate per share data except where it is anti-dilutive to earnings per share or where there is a net loss. When it is anti-dilutive or when a net loss occurs, basic weighted average ordinary shares outstanding is utilized in the calculation of net loss per share and net operating loss per share.

Note 6: Ordinary shareholders’ equity is defined as total shareholders’ equity less non-controlling interest in equity of consolidated subsidiaries.
Note 7: Unrealized (gain) loss on investments, net of tax is the cumulative impact of mark to market fluctuations on our investment portfolio that have not been realized through sales.

Comment on Regulation G

XL presents its operations in the way it believes will be most meaningful and useful to investors, analysts, rating agencies and others who use XL’s financial information in evaluating XL’s performance. This press release contains the presentation of (i) operating net income (loss) (“Operating Net Income”), which is defined as net income (loss) attributable to ordinary shareholders excluding: (1) net investment income - Life Funds Withheld Assets, net of tax, (2) net realized (gains) losses on investments sold - excluding Life Funds Withheld Assets, net of tax,(3) net realized (gains) losses on investments sold (including OTTI) and net unrealized (gains) losses on investments, Trading - Life Funds Withheld Assets, (4) net realized and unrealized (gains) losses on derivatives, net of tax, (5) net realized and unrealized (gains) losses on life retrocession embedded derivative and derivative instruments - Life Funds Withheld Assets, (6) share of items (2) and (4) for XL's insurance company affiliates for the periods presented and (7) foreign exchange (gains) losses, net of tax, and (8) our expenses related to the Catlin acquisition, net of tax;
(ii) annualized return on average ordinary shareholders’ equity (“ROE”) based on operating net income (loss) (“Operating ROE”); (iii) Operating ROE excluding average unrealized gains and losses on investments; (iv) annualized net income (loss) attributable to ordinary shareholders excluding the Contribution from the GreyCastle Life Retro Arrangements and (v) book value per ordinary share (ordinary shareholders’ equity divided by the number of shares outstanding at the period end date), fully diluted book value per ordinary share (book value per share combined with the dilutive impact of potential future share issues at any period end), and fully diluted tangible book value per ordinary share (calculated in the same manner as fully diluted book value per ordinary share except that goodwill and intangible assets are excluded from ordinary shareholders’ equity). These items are "non-GAAP financial measures" as defined in Regulation G. The reconciliation of such measures to the most directly comparable GAAP financial measures in accordance with Regulation G is included in this press release on page 8.

Although the investment of premiums to generate income (or loss) and realize capital gains (or losses) is an integral part of XL’s operations, the determination to realize capital gains (or losses) is independent of the underwriting process. In addition, under applicable GAAP accounting requirements, losses can be created as the result of other than temporary declines in value and from goodwill impairment charges without actual realization. In this regard, certain users of XL’s financial information, including certain rating agencies, evaluate earnings before tax and capital gains to understand the profitability of the operational sources of income without the effects of these two variables. Furthermore, these users believe that, for many companies, the timing of the realization of capital gains and the recognition of goodwill impairment charges are largely a function of economic and interest rate conditions.

Net realized and unrealized (gains) losses on derivatives, net of tax, include all derivatives entered into by XL other than certain credit derivatives and the life retrocession embedded derivative. With respect to credit derivatives, because XL and its insurance company operating affiliates generally hold financial guaranty contracts written in credit default derivative form to maturity, the net effects of the changes in fair value of these credit derivatives are excluded (similar with other companies’ treatment of such contracts) as the changes in fair value each quarter are not indicative of underlying business performance.

Net investment income - Life Funds Withheld Assets, net of tax, and net realized (gains) losses on the life retrocession embedded derivative and derivative instruments - Life Funds Withheld Assets, have been excluded because, as a result of the GreyCastle Life Retro Arrangement, XL no longer shares in the risks and rewards of the underlying performance of the Life Funds Withheld Assets that support these retrocession arrangements.  The returns on the Life Funds Withheld Assets are passed directly to the reinsurer pursuant to a contractual arrangement that is accounted for as a derivative.  Therefore, net investment income from the Life Funds Withheld Assets and changes in the fair value of the embedded derivative associated with these GreyCastle Life Retro Arrangements are not relevant to XL’s underlying business performance.

Foreign exchange (gains) losses in the income statement are only one element of the overall impact of foreign exchange fluctuations on XL’s financial position and are not representative of any economic gain or loss made by XL. Accordingly, it is not a relevant indicator of financial performance and it is excluded.

In summary, XL evaluates the performance of and manages its business to produce an underwriting profit. In addition to presenting net income (loss), XL believes that showing operating net income (loss) enables investors and other users of XL’s financial information to analyze XL’s performance in a manner similar to how management of XL analyzes performance. In this regard, XL believes that providing only a GAAP presentation of net income (loss) would make it much more difficult for users of XL’s financial information to evaluate XL’s underlying business. Also, as stated above, XL believes that the equity analysts and certain rating agencies that follow XL (and the insurance industry as a whole) exclude these items from their analyses for the same reasons and they request that XL provide this non-GAAP financial information on a regular basis.

Operating ROE is a widely used measure of any company’s profitability that is calculated by dividing annualized operating net income for any period other than a fiscal year when actual operating income is used by the average of the opening and closing ordinary shareholders’ equity. XL establishes target Operating ROEs for its total operations, segments and lines of business. If XL’s Operating ROE targets are not met with respect to any line of business over time, XL seeks to re-evaluate these lines. Operating ROE excluding net unrealized gains and losses on investments is an additional measure of a company's profitability that eliminates the impacts of mark to market fluctuations on a company's investment portfolio that have not been realized through sales, which XL believes provides a more consistent measure of company performance.